Exhibit 99.1

                    VaxGen Extends Filing Date for 2003 10-K
               Company Expects to Report 43% Decrease in Net Loss
                        Applicable to Common Stockholders

      BRISBANE, Calif. - March 16, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it has filed a Form 12b-25 with the U.S. Securities and Exchange Commission indicating that the company will require up to 15 additional calendar days from March 15 to file its Form 10-K for the year ended December 31, 2003. The deadline for filing Form 10-K was March 15, 2003.

      Form 12b-25 requires respondents to describe any significant changes in financial results between the most recent period, in this case 2003, and the previous corresponding period, 2002. VaxGen expects its net loss applicable to common stockholders for 2003 to decline by approximately 43% compared to 2002. According to the Form 12b-25, VaxGen "estimates that its net loss applicable to common stockholders for the fiscal year ended December 31, 2003 will be approximately $28.5 million, or $1.51 per share, compared to approximately $49.8 million, or $3.42 per share, for the year ended December 31, 2002. The decrease in net loss applicable to common stockholders in 2003 was due primarily to the effects of increased revenues from research grants and contracts and decreases in non-cash charges related to a convertible preferred stock offering in 2001, offset by increased operating expenses related to the company's manufacturing facility in South San Francisco."

On February 17, 2004, VaxGen announced that it expected earned revenues for the 12 months ended December 31, 2003 to total approximately $14.3 million, compared to $1.6 million for the previous year. Final revenue and net losses applicable to common stockholders will be presented in the company's Form 10-K.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and plague and an anthrax monoclonal antibody through an alliance with Avanir Pharmaceuticals. VaxGen also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's ability to file a Form 10-K with 15 calendar days of this announcement as required by the U.S. Securities and Exchange Commission and VaxGen's expected net loss applicable to common stockholders for 2003. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those


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anticipated. Reference should be made to Item 5 of the first Current Report on
Form 8-K filed by VaxGen on December 2, 2003, under the headings "Risk Factors" and "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Media Contact:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
Office: 650-624-2304
kyip@vaxgen.com

Investor Contact:
Lance Ignon
Vice President, Corporate Affairs
650-624-1041
lignon@vaxgen.com